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                                                                   Exhibit 10(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in Registration Statement on Form N-4 (the "Registration Statement") of our report dated April 25, 2003, relating to the financial statements of the Prudential Discovery Premier Group Variable Contract Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement, of our report dated February 11, 2003, relating to the consolidated financial statements of The Prudential Insurance Company of America, which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
April 30, 2003